Exhibit 99.1

General Moly Announces Nevada State District Court Order Supporting Nevada State Engineer's Approval of Mt. Hope Water Rights

LAKEWOOD, Colo.--(BUSINESS WIRE)--June 14, 2012--General Moly, Inc. (the "Company") (NYSE MKT and TSX: GMO) today, announced that a Nevada State District Court ("the Court") issued its Order affirming the Nevada State Engineer's ("the NSE") Ruling of July 2011 approving the Mt. Hope Project's water rights and the NSE's December 2011 and January 2012 issuance of water permits for the Mt. Hope Project.

The 59 page Order, which has been posted to the Press Release section of the Company's website, describes the Petitioners' arguments before the Court and denies all Petitioners' respective petitions for Judicial Review.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, "I am extremely pleased that the State Engineer's thorough and inclusive process in approving the Mt. Hope Project's water rights and permits has been affirmed by the Court. Obtaining water rights for the Mt. Hope Project has been a long process and I am eager to move beyond the protests and appeals of the past three years toward a more positive and engaged dialogue with the County of Eureka and its citizens. The 3M Plan, approved by the NSE earlier this week, provides mitigation protections to other water users if impacts are caused by the Mt. Hope project. With full access to our water rights and permits we look forward to the receipt of our remaining State and Federal permits and initiating construction activities later this year. The Mt. Hope project is moving forward."

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors and Business Development
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Media
Zach Spencer, 775-748-6059
zspencer@generalmoly.com
or
Website: http://www.generalmoly.com
info@generalmoly.com